Exhibit 99.1

Contact:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

FOR IMMEDIATE RELEASE

THE PRINCETON REVIEW NAMES LINDA WHITLOCK TO

BOARD OF DIRECTORS

FRAMINGHAM, MA, April 20, 2009 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced the appointment of Linda Whitlock, former Chief Executive Officer of Boys & Girls Clubs of Boston, to the Company’s Board of Directors.

Ms. Whitlock, 61, was credited with bringing inspired leadership to Boys & Girls Clubs of Boston for over a decade, driving the development of high-impact programs enabling children and teenagers from low-income neighborhoods to become responsible citizens and leaders. She has been an active participant on several corporate and non-profit boards, and currently serves on the board of directors of such organizations as Brigham and Women’s Hospital, Brandeis University, the Boston Museum, and Boston After School & Beyond.

Ms. Whitlock replaces Clyde Williams, who has resigned from the Board to devote full attention to his new position as Political Director of the Democratic National Committee in Washington, DC. The company also announced the resignation of Richard Sarnoff, a dedicated Board member since 1998, who determined that this was appropriate given his other commitments. With these changes, the company’s Board will now comprise seven members.

Earlier in her career, Ms. Whitlock served in the administrations of Massachusetts Governors Michael Dukakis and Edward King, and more recently was appointed by former Governor Mitt Romney and Boston Mayor Thomas Menino to serve on several special commissions and task forces. Ms. Whitlock has taught at MIT, Tufts University, and the University of Michigan, and is a frequent lecturer on topics related to strategic leadership, effective governance, youth development, and philanthropic initiatives.

“We are tremendously privileged to have a person of Linda’s stature join our Board of Directors. Our organization will benefit from her judgment, experience and insights gained over a career dedicated to education and programs for young people,” said Michael Perik, President and Chief Executive Officer of The Princeton Review. “We thank Richard Sarnoff for over 10 years of valuable counsel. We are sorry Clyde Williams is departing early in his tenure as a director and we wish him all the best in his new position.”

About The Princeton Review

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review also partners with schools and guidance counselors throughout the U.S to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.